TRUSTCO Bank Corp NY	Exhibit 99 (a) News Release
5 Sarnowski Drive, Glenville, New York, 12302 (518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank		NASDAQ – TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer (518) 381-3607

FOR IMMEDIATE RELEASE

TrustCo Declares 5% Increase in Cash Dividend

Glenville, New York – August 17, 2010

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that its Board of Directors increased the quarterly cash dividend by 5%.  This amounts to a quarterly cash dividend of approximately $0.066 per share, or an annualized dividend of approximately $0.26 per share.  The increased dividend will be payable October 1, 2010, to shareholders of record at the close of business on September 3, 2010.  TrustCo has paid a cash dividend every year since 1904.

Chairman, President and Chief Executive Officer Robert J. McCormick noted, “We are very pleased to be able to provide our shareholders with an increased cash dividend, reflecting our improved earnings in recent quarters.   The higher cash dividend will improve shareholders returns on their investment in TrustCo, regardless of the stock price.  Our cash dividend continues a tradition that extends back over 100 years.  Our solid execution of a sound, conservative business plan has enabled TrustCo to continue to report profitability levels that are in the upper tier of the banking industry, and produced a balance sheet that provides our customers with an extremely strong financial partner.  We recently reported solid second quarter earnings with continued progress in growing loans and deposits, the core of our future success.  We are encouraged by the continuation of these positive trends.”

TrustCo recently announced that it ranked 11th on SNL Financial's annual ranking of the 100 largest U.S. thrifts for 2009.  TrustCo has ranked in the top twenty on this study every year since 2005.  The study rates thrifts based on six financial performance metrics including  core return on average assets, core return on average equity, the compound annual growth rate in tangible book value per share, the efficiency ratio, nonperforming assets plus loans more than 90 days past due as a percentage of total assets and net charge-offs as a percentage of average loans.  In addition, the ABA Banking Journal recently ranked TrustCo 13th on its list of top performing banks with at least $3 billion of assets.  TrustCo was one of only six banks of the top fifteen that repeated from the prior year.

TrustCo Bank Corp NY is a $3.8 billion bank holding company and through its subsidiary, Trustco Bank, operates 133 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in national and local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. Additional discussion of risks can be found in the Company’s annual reports, Form 10-K and Form 10-Q filings.